FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5885	James Anderson, 312-822-7757
Sarah Pang, 312-822-6394	Robert Tardella, 312-822-4387

CNA FINANCIAL ANNOUNCES SECOND QUARTER 2016 RESULTS

•	NET INCOME OF $209 MILLION; $0.77 PER SHARE

•	NET OPERATING INCOME OF $201 MILLION; $0.74 PER SHARE

•	P&C COMBINED RATIO OF 97.4% VS 98.4% IN 2015

•	BOOK VALUE PER SHARE EXCLUDING AOCI OF $43.16

•	QUARTERLY DIVIDEND OF $0.25 PER SHARE
CHICAGO, August 1, 2016 --- CNA Financial Corporation (NYSE: CNA) today announced second quarter 2016 net income of $209 million, or $0.77 per share, and net operating income of $201 million, or $0.74 per share. Property & Casualty Operations combined ratio for the second quarter was 97.4%.
CNA Financial also declared a quarterly dividend of $0.25 per share, payable August 31, 2016 to stockholders of record on August 15, 2016.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions, except per share data)	2016	2015	2016	2015
Net operating income (a)	$201	$132	$292	$357
Net realized investment gains (losses)	8	6	(17)	14
Net income	$209	$138	$275	$371

Net operating income per diluted share	$0.74	$0.49	$1.08	$1.32
Net income per diluted share	0.77	0.51	1.02	1.37

	June 30, 2016	December 31, 2015
Book value per share	$43.94	$43.49
Book value per share excluding AOCI	43.16	44.66

(a)
Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note O in the Consolidated Financial Statements within CNA's annual Report on Form 10-K for the year ended December 31, 2015 for further discussion of this measure.

Property & Casualty Operations' net operating income was $229 million for the second quarter of 2016 as compared with $237 million in the prior year quarter. Improved underwriting results were more than offset by foreign currency exchange rate losses and lower investment income. Catastrophe losses were $58 million, after tax, as compared with $39 million, after tax, in the prior year quarter. Catastrophe losses in the second quarter of 2016 resulted primarily from U.S. weather-related events and the Fort McMurray wildfires.
Net operating results for our non-core segments improved $77 million from the prior year quarter reflecting a $54 million after-tax charge in 2015 related to the application of retroactive reinsurance accounting to adverse reserve development ceded under the 2010 Asbestos and Environmental Pollution (A&EP) Loss Portfolio Transfer.
Net investment income, after tax, was $362 million as compared with $356 million in the prior year quarter. Income from fixed maturity securities reflects an increase in the invested asset base. Limited partnerships returned 1.8% as compared with 1.6% in the prior year period.
Property & Casualty Operations
"Overall I am pleased with the result this quarter. Although our International segment had a disappointing quarter, all of our North American businesses produced solid results, led by another great underwriting result in our Specialty segment," said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2016	2015	2016	2015
Net written premiums	$1,625	$1,638	$3,293	$3,307
NWP change (% year over year)	(1)%	(1)%	—%	(3)%
Net investment income	$310	$316	$555	$689
Net operating income	229	237	436	501
Net income	239	241	430	510

Loss ratio excluding catastrophes and development	63.9%	61.7%	62.9%	62.0%
Effect of catastrophe impacts	5.3	3.8	3.9	2.8
Effect of development-related items	(6.2)	(0.7)	(4.9)	(0.1)
Loss ratio	63.0%	64.8%	61.9%	64.7%

Combined ratio	97.4%	98.4%	96.8%	98.6%
Combined ratio excluding catastrophes and development	98.3%	95.3%	97.8%	95.9%

Business Operating Highlights
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2016	2015	2016	2015
Net written premiums	$691	$672	$1,375	$1,370
NWP change (% year over year)	3%	(4)%	—%	(3)%
Net operating income	$164	$137	$291	$272
Net income	166	137	286	275

Loss ratio excluding catastrophes and development	62.5%	61.7%	62.5%	62.0%
Effect of catastrophe impacts	1.3	0.7	1.0	0.9
Effect of development-related items	(9.9)	(2.1)	(8.0)	(1.2)
Loss ratio	53.9%	60.3%	55.5%	61.7%

Combined ratio	85.4%	91.2%	87.4%	92.9%
Combined ratio excluding catastrophes and development	94.0%	92.6%	94.4%	93.2%

•	Net operating income increased $27 million for the second quarter of 2016 as compared with the prior year quarter, primarily due to higher favorable net prior year development.

•
The combined ratio improved 5.8 points as compared with the prior year quarter. The loss ratio improved 6.4 points primarily due to higher favorable net prior year reserve development partially offset by a higher non-catastrophe current accident year loss ratio. Catastrophe losses were $9 million, or 1.3 points of the loss ratio, as compared to $5 million, or 0.7 points of the loss ratio for the prior year quarter. The expense ratio increased 0.6 points as compared with the prior year quarter, primarily due to higher net commissions.

•
Net written premiums increased $19 million as compared with the prior year quarter, reflecting steady retention, positive rate and a modest amount of new business. Average rate increased 1% for the policies that renewed in the second quarter of 2016 while achieving a retention of 86%.

Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2016	2015	2016	2015
Net written premiums	$740	$717	$1,488	$1,476
NWP change (% year over year)	3%	4%	1%	(2)%
Net operating income	$92	$78	$166	$198
Net income	97	82	159	203

Loss ratio excluding catastrophes and development	61.6%	62.6%	61.6%	63.3%
Effect of catastrophe impacts	8.0	7.7	6.1	5.3
Effect of development-related items	(2.2)	1.8	(1.9)	1.0
Loss ratio	67.4%	72.1%	65.8%	69.6%

Combined ratio	103.5%	107.2%	102.7%	105.3%
Combined ratio excluding catastrophes and development	97.7%	97.7%	98.5%	99.0%

•	Net operating income increased $14 million for the second quarter of 2016 as compared with the prior year quarter, primarily due to favorable net prior year reserve development.

•
The combined ratio improved 3.7 points as compared with the prior year quarter. The loss ratio improved 4.7 points due to favorable net prior year reserve development and an improved non-catastrophe current accident year loss ratio. Catastrophe losses were $55 million, or 8.0 points of the loss ratio, as compared to $54 million, or 7.7 points of the loss ratio for the prior year quarter. The expense ratio increased 0.8 points as compared with the prior year quarter, due to higher underwriting expenses.

•
Net written premiums increased $23 million as compared with the prior year quarter, driven by higher retention and a steady level of new business. Average rate was flat for the policies that renewed in the second quarter of 2016 while achieving a retention of 83%.

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2016	2015	2016	2015
Net written premiums	$194	$249	$430	$461
NWP change (% year over year)	(22)%	(5)%	(7)%	(9)%
Net operating income	$(27)	$22	$(21)	$31
Net income	(24)	22	(15)	32

Loss ratio excluding catastrophes and development	76.5%	58.6%	69.0%	57.7%
Effect of catastrophe impacts	10.6	0.8	6.3	1.0
Effect of development-related items	(7.3)	(4.4)	(4.8)	(1.0)
Loss ratio	79.8%	55.0%	70.5%	57.7%

Combined ratio	118.6%	92.2%	108.8%	95.1%
Combined ratio excluding catastrophes and development	115.3%	95.8%	107.3%	95.1%

•
Net operating results decreased $49 million for the second quarter of 2016 as compared with the prior year quarter, primarily due to a higher level of large losses as well as higher catastrophe losses. Additionally, the comparison was negatively affected by $13 million due to fluctuations in foreign currency exchange rates.

•
The combined ratio increased 26.4 points as compared with the prior year quarter. The loss ratio increased 24.8 points due to an increase in the current accident year loss ratio driven by large losses related to political risk, property and financial institutions partially offset by higher favorable net prior year loss development. Catastrophe losses were $21 million, or 10.6 points of the loss ratio, primarily driven by the Fort McMurray wildfires, as compared to $1 million, or 0.8 points of the loss ratio for the prior year quarter. The expense ratio increased 1.6 points as compared with the prior year quarter, due to lower net earned premiums.

•
Net written premiums decreased $55 million as compared with the prior year quarter. Excluding the effect of foreign currency exchange rates and the timing of reinsurance spend, net written premiums for the second quarter of 2016 decreased 12% primarily due to lower retention and rate. Average rate decreased 2% for the policies that renewed in the second quarter of 2016 while achieving a retention of 70%.

Life & Group Non-Core

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2016	2015	2016	2015
Total operating revenues	$327	$316	$645	$642
Net investment income	188	179	375	358
Net operating loss	(4)	(24)	(6)	(41)
Net loss	(9)	(23)	(14)	(37)

•
Due to the recognition of the premium deficiency and resetting of actuarial assumptions in the fourth quarter of 2015, the operating results for our long term care business in 2016 now reflect the variance between actual experience and the expected results contemplated in our best estimate reserves.

•
The net operating loss of $4 million for the second quarter of 2016 was generally in line with expectations, as the impact of unfavorable persistency in our long term care business was partially offset by favorable mortality experience in our structured settlements and life settlement contracts business.

Corporate & Other Non-Core

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2016	2015	2016	2015
Net investment income	$4	$5	$7	$11
Interest expense	38	39	80	78
Net operating loss	(24)	(81)	(138)	(103)
Net loss	(21)	(80)	(141)	(102)

•
Net operating loss for the second quarter of 2016 as compared with the prior year quarter improved $57 million. Results in 2015 were negatively affected by a $54 million after-tax charge related to the application of retroactive reinsurance accounting to adverse reserve development ceded under the 2010 A&EP Loss Portfolio Transfer, as the Company completed the reserve review in the second quarter of 2015 and in the first quarter of 2016.

About the Company
Serving businesses and professionals since 1897, CNA is the country's eighth largest commercial insurance writer and the 14th largest property and casualty company.  CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. “CNA” is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the “CNA” service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 569-5033, or for international callers, (719) 325-2481. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting Robert Tardella at 312-822-4387.
Definition of Reported Segments
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
Commercial works with an independent agency distribution system and a network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations.
International provides property and casualty insurance and specialty coverages on a global basis through its operations in Canada, the United Kingdom, Continental Europe and Singapore as well as through its presence at Lloyd’s of London.
Life & Group Non-Core primarily includes the results of the individual and group long term care businesses that are in run off.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.
Financial Measures
In the evaluation of the results of Specialty, Commercial and International, management utilizes the loss ratio, the expense ratio, the dividend ratio and the combined ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures and other information, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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